Exhibit 10.1

HOST HOTELS & RESORTS, L.P.

Executive Deferred Compensation Plan

As Amended and Restated, Effective as of January 1, 2014

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10.11	Unclaimed Property.	14
10.12	Required Tax Withholding and Reporting.	14
10.13	Section 409A Compliance	14

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HOST HOTELS & RESORTS, L.P.

Executive Deferred Compensation Plan

(As Amended and Restated Effective January 1, 2014)

ARTICLE I—INTRODUCTION

1.1	Name.

The name of this Plan is the Host Hotels & Resorts, L.P. Executive Deferred Compensation Plan (the “Plan”).

1.2	Purpose.

The purpose of the Plan is to offer Participants the opportunity to defer voluntarily current Compensation for retirement income and other significant future financial needs for themselves, their families and other dependents, and to provide the Employer, if appropriate, a vehicle to address limitations on its contributions under any tax-qualified defined contribution plan. This Plan is intended to be a nonqualified “top-hat” plan; that is, an unfunded plan of deferred compensation maintained for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and an unfunded plan of deferred compensation under the Code.

1.3	Interpretation.

Throughout the Plan, certain words and phrases have meanings, which are specifically defined for purposes of the Plan. These words and phrases can be identified in that the first letter of the word or words in the phrase is capitalized. The definitions of these words and phrases are set forth in Article II and elsewhere in the Plan document. Wherever appropriate, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns. Headings of Articles and Sections are for convenience or reference only, and are not to be considered in the construction or interpretation of the Plan. The Plan shall be interpreted and administered to give effect to its purpose in Section 1.2 and to qualify as a nonqualified, unfunded plan of deferred compensation. In addition, the Plan is designed to provide a benefit that is not “contingent”, as such term is defined and applied in Treasury Regulation Section 401(k)-1(e)(6), upon a Participant’s making elective contributions to the Qualified Retirement Plan. Both the form and the operation of the Plan shall be interpreted to assure compliance with such Regulation, or its successor, as amended from time to time.

ARTICLE II—DEFINITIONS

2.1	Generally.

Certain words and phrases are defined when first used in later paragraphs of this Agreement. Unless the context clearly indicates otherwise, the following words and phrases when used in this Agreement shall have the following respective meanings:

2.2	Account.

“Account” shall mean the interest of a Participant in the Plan as represented by the hypothetical bookkeeping entries kept by the Employer for each Participant. Each Participant’s interest may be divided into one or more separate accounts or sub-accounts, including the Participant Deferral Account and the Matching Contribution Account, which reflect not only the Contributions into the Plan, but also gains and losses, and income and expenses allocated thereto, as well as distributions or any other withdrawals. The value of these accounts or sub-accounts shall be determined as of the Valuation Date. The existence of an account or bookkeeping entries for a Participant (or his Designated Beneficiary) does not create, suggest or imply that a Participant, Designated Beneficiary, or other person claiming through them under this Plan, has a beneficial interest in any asset of the Employer.

2.3	Agreement.

“Agreement” shall mean this agreement, together with any and all amendments or restatements thereto.

2.4	Balance.

“Balance” shall mean the total of Contributions and Deemed Earnings credited to a Participant’s Account under Article V, as adjusted for distributions or other withdrawals in accordance with the terms of this Plan and the standard bookkeeping rules established by the Employer.

2.5	Board Committee.

“Board Committee” shall mean the Compensation Committee of the Employer’s Board of Directors, or such other Committee of the Board as may be delegated with the duty of determining Participant eligibility under the Plan.

2.6	Board of Directors.

“Board of Directors” or “Board” shall mean the Board of Directors of Host Hotels & Resorts, Inc., a Delaware corporation and the General Partner of Host Hotels & Resorts, L.P.

2.7	Change of Control.

“Change of Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Employer, as determined in accordance with this Section. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Employer, the following provisions shall apply:

(a) A “change in the ownership” of the Employer shall occur on the date on which any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)), acquires ownership of the equity securities of the Employer that, together with the equity securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Employer, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a Person is considered either to own more than 50% of the total fair market value or total voting power of the equity securities of the Employer, or to have effective control of the Employer within the meaning of Section 2.7(b), and such Person acquires additional equity securities of the Employer, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the ownership” of the Employer.

(b) A “change in effective control” of the Employer shall occur on either of the following dates:

(i)

The date on which any Person, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of equity securities of the Employer possessing 30% or more of the total voting power of the Employer’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a Person is considered to possess 30% or more of the total voting power of the Employer’s equity securities, and such Person acquires additional equity securities of the Employer, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the effective control” of the Employer; or

(ii)

The date on which a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).

(c) A “change in the ownership of a substantial portion of the assets” of the Employer shall occur on the date on which any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Employer immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the holders of the Employer’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

(d) Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (i) an acquisition by the Employer or entity controlled by the Employer, or (ii) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Employer or any entity controlled by the Employer.

2.8	Code.

“Code” shall mean the Internal Revenue Code of 1986 and the regulations issued thereunder, as amended from time to time.

2.9	Committee.

“Committee” shall mean the person or persons described in Article VIII who are charged with the day-to-day administration and operation of the Plan.

2.10	Compensation.

“Compensation” shall mean the base or regular cash salary payable to an Employee by the Employer, as well as cash incentives or cash bonuses payable to an Employee by the Employer, and cash commissions payable to an Employee by the Employer, including any such amounts which are not includible in the Participant’s gross income under Sections 125, 401(k), 402(h) or 403(b) of the Internal Revenue Code of 1986, as amended.

2.11	Contributions.

“Contributions” shall mean the total of Participant Deferrals and Matching Contributions pursuant to Article IV, which represent each Participant’s credits to his Account.

2.12	Deemed Earnings.

“Deemed Earnings” shall mean the gains and losses (realized and unrealized), and income and expenses credited or debited to Contributions based upon the Deemed Crediting Options in a Participant’s Account as of any Valuation Date.

2.13	Deemed Crediting Options.

“Deemed Crediting Options” shall mean the hypothetical options made available to Plan Participants by the Employer for the purposes of determining the proper crediting of gains and losses, and income and expenses to each Participant’s Account, subject to procedures and requirements established by the Committee. A Participant may reallocate his Account among such Deemed Crediting Options periodically at such frequency and upon such terms as the Committee may determine from time to time.

2.14	Deferral Election Form.

“Deferral Election Form” or “Annual Deferral Election Form” shall mean that written agreement of a Participant, which among other information the Committee may require of the Participant for proper administration of the Plan, shall establish the Participant’s election to defer Compensation for a Plan Year under the Plan, the amount of the deferral into the Plan for the Plan Year, and the allocation of his Accounts among the Deemed Crediting Options provided under the Plan. The Deferral Election Form shall be in such form or forms as may be prescribed by the Committee, and filed annually with the Employer according to procedures and at such times as set forth in this Plan and as established by the Committee.

2.15	Designated Beneficiary.

“Designated Beneficiary” or “Beneficiary” shall mean the person, persons or trust specifically named to be a direct or contingent recipient of all or a portion of a Participant’s benefits under the Plan in the event of the Participant’s death prior to the distribution of his full Account Balance. Such designation of a recipient or recipients may be made and amended, at the Participant’s discretion, on the Distribution Election Form and according to procedures established by the Committee. No beneficiary designation or change of Beneficiary shall become effective until received and acknowledged by the Employer. In the event a Participant does not have a beneficiary properly designated, the beneficiary under this Plan shall be the Participant’s estate.

2.16	Disability or Disabled.

“Disability” or “Disabled” shall mean that the Participant either: (a) has been determined to be entitled to benefits under a disability insurance program that complies with the requirements of Treas. Reg. §1.409A-3(i)(4), or (b) if he is not a participant in such long-term disability insurance program, has been determined to be totally disabled by the Social Security Administration.

2.17	Distribution Election Form.

“Distribution Election Form” shall mean that written agreement of a Participant, which among other information the Committee may require of the Participant for proper administration of the Plan, shall establish the Participant’s elections as to the time and form of distribution applicable to Participant Deferrals and Matching Contributions credited for the Plan Year, and the timing of distribution upon death or Disability, and the name of the Designated Beneficiary. The Distribution Election Form may be combined with the Deferral Election Form and may be in such form or forms as may be prescribed by the Committee and filed with the Employer in accordance with Section 4.2, according to procedures and at such times as set forth in this Plan and as established by the Committee.

2.18	Effective Date.

“Effective Date” of the Plan, as amended and restated, shall mean January 1, 2014.

2.19	Eligible Employee.

“Eligible Employee” shall mean a person who (for any Plan Year or portion thereof) is: (1) an Employee of the Employer; (2) subject to US income tax laws; (3) a member of a select group of management or a highly compensated employee of the Employer; and (4) an executive having a title of Executive, Managing Director, Senior Vice President, Vice President or higher with cash Compensation in excess of $300,000 annually, which such amount may be adjusted from time to time by the Committee to reflect cost of living increases.

2.20	Employee.

“Employee” shall mean a full time common law employee of the Employer.

2.21	Employer.

“Employer” shall mean Host Hotels & Resorts, L.P. and Host Hotels & Resorts, Inc., and any corporate successors and assigns, unless otherwise provided herein.

2.22	ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.23	In-Service Distribution.

“In-Service Distribution” shall mean a distribution of a portion of a Participant’s Account in accordance with Section 7.3.

2.24	Matching Contribution.

“Matching Contribution” shall mean an amount credited to a Participant’s Account in accordance with Section 4.6.

2.25	Matching Contribution Account.

“Matching Contribution Account” shall mean that portion of a Participant’s Account established to record Matching Contributions on behalf of a Participant.

2.26	Participant.

“Participant” shall mean an Eligible Employee who participates in the Plan under Article III; a former Eligible Employee who has participated in the Plan and continues to be entitled to a benefit (in the form of an undistributed Account Balance) under the Plan, and any Eligible Employee who has participated in the Plan under Article III and is out on a leave of absence and has not yet had a Separation from Service.

2.27	Participant Deferral.

“Participant Deferral” shall mean voluntary Participant deferral amounts, which could have been received currently but for the election to defer and are credited to his Account for later distribution, subject to the terms of the Plan.

2.28	Participant Deferral Account.

“Participant Deferral Account” shall mean that portion of a Participant’s Account established to record Participant Deferrals on behalf of a Participant.

2.29	Plan Year.

“Plan Year” shall mean the twelve (12) consecutive month period constituting a calendar year, beginning on January 1 and ending on December 31.

2.30	Qualified Retirement Plan.

“Qualified Retirement Plan” shall mean the Retirement and Savings Plan sponsored by the Employer.

2.31	Separation from Service.

“Separation from Service” shall mean the termination of Participant’s services to the Employer, other than due to death or Disability, in accordance with Treas. Reg. §1.409A-1(h). A transfer of employment within and among the Employer and any member of a controlled group, as provided in Code Section 409A(d)(6), shall not be deemed a Separation from Service.

2.32	Specified Employee.

“Specified Employee” shall have the meaning set forth in Code Section 409A(a)(2)(B)(i) and the regulations issued thereunder.

2.33	Unforeseeable Emergency.

“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from:

(a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(B) thereof),

(b) a loss of the Participant’s property due to casualty,

(c) imminent foreclosure on or eviction from the Participant’s primary residence,

(d) the need to pay for medical expenses, including non-refundable deductibles and the costs of prescription drug medications,

(e) the need to pay for the funeral expenses of the Participant’s spouse, beneficiary, or dependent (as defined above), or

(f) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant,

all as determined by the Committee in accordance with Treas. Reg. Sec. 1.409A-3(i)(3).

2.34	Valuation Date.

“Valuation Date” shall mean the close of each business day, as established and amended from time to time by guidelines and procedures of the Committee in its sole and exclusive discretion.

ARTICLE III—ELIGIBILITY AND PARTICIPATION

3.1	Eligibility Requirements.

The Board Committee shall notify an Eligible Employee of his eligibility to participate in the Plan for a Plan Year in such form as it may determine most appropriate. Only an Eligible Employee may become a Participant in this Plan. Current Participants remain eligible until notified otherwise, provided that a Participant shall not be permitted to make new Participant Deferrals to the Plan for any Plan Year following the year in which he ceases to be an Eligible Employee for any reason (unless he again becomes an Eligible Employee, is notified of his eligibility to participate and meets the requirements of Section 3.2). If a Participant ceases to be an Eligible Employee other than as a result of death, Disability or Separation from Service, then his Accounts will remain in and continue to be subject to the provisions of the Plan.

3.2	Participation.

An Eligible Employee shall become a Participant in the Plan by the completion and timely filing with and subsequent acceptance by, the Employer of the Deferral Election Form, in such form and according to the terms and conditions established by the Committee. A Participant (or any Designated Beneficiary who becomes entitled) remains a Participant as to his Account until his Account Balance is fully distributed under the terms of the Plan.

ARTICLE IV—ELECTIONS, DEFERRALS & MATCHING CONTRIBUTIONS

4.1	Participant Election to Defer Compensation.

(a) No later than December 31, or an earlier date set by the Committee, a Participant may elect to defer Compensation for services to be performed in the next following Plan Year by the execution and timely filing, and Employer’s acceptance of, a Deferral

Election Form in such form and according to such procedures as the Committee may prescribe from time to time. Each such Deferral Election Form shall be effective for the Plan Year to which the Deferral Election Form pertains.

(b) Each Participant may elect annually to have his Compensation for the Plan Year reduced by a stated amount or a whole but not more than one hundred percent (100%). The amount deferred under the Plan shall be only the amount of such elected deferral that is in excess of the sum of (i) the amount that the Participant has elected to defer into the Qualified Retirement Plan as of January 1 of such Plan Year (regardless of any subsequent changes to such election during the Plan Year), (ii) the amount necessary for the Employer to satisfy any income and employment tax withholding obligations with respect to such Participant for such Plan Year, and (iii) the contributions by the Participant to any other employee benefit plan of the Employer. The amount deferred shall be credited to the Participant’s Account as provided in Article V.

(c) Under such Deferral Election Form, a Participant shall indicate the amount of the Participant Deferral and the allocation of his Accounts among the various Deemed Crediting Options. The Deferral Election Form may also request other information as may be required or useful for the administration of the Plan.

4.2	Distribution Elections.

Each Participant shall file one Distribution Election Form for each Plan Year with respect to which Participant Deferrals and Matching Contributions are credited, but may make only one election as to the timing of payment upon death or Disability with respect to all amounts credited to his Account. Plan Year elections must be filed in accordance with the provisions of Section 4.1 or 4.3, as applicable. Any election as to the timing of payment upon death or Disability must be made at the same time and in the same manner as the Participant’s initial Deferral Election Form filed pursuant to Section 4.1 or 4.3.

To the extent permitted by the Committee, a Distribution Election Form may be modified after it has become irrevocable under Section 4.4, provided the modification is submitted at least twelve (12) months prior to the date an amount is scheduled to be distributed and, except with respect to amounts payable upon death or Disability, payment of such amount commences no sooner than five (5) years after such scheduled distribution date. Any modification is irrevocable upon receipt and will take effect on the date that is twelve (12) months after the date the modification is submitted.

Notwithstanding anything to the contrary in this Section 4.4, Participant Deferrals and Matching Contributions credited with respect to periods prior to January 1, 2014, which are payable upon Separation from Service, are subject to a single election as to form of payment in accordance with the initial Distribution Election Form filed by the Participant. Such election may be modified in accordance with and subject to the terms of the preceding paragraph. In addition, a Participant may modify the time or form of payment applicable to an In-Service Distribution elected prior to January 1, 2014, in accordance with and subject to the terms of the preceding paragraph.

4.3	New Participants and Partial Years.

The initial Deferral Election Form and Distribution Election Form of a new Participant (who does not participate in and has not for 24 months participated in any other nonqualified deferred compensation account balance plan that must be aggregated with the Plan pursuant to Code Section 409A) shall be filed with the Employer on a date established by the Committee, but in any event not later than 30 days following the date the Participant becomes eligible to participate in the Plan and only with respect to services to be performed subsequent to the election. Such first Deferral Election Form shall be applicable to a Participant’s Compensation beginning with the first payroll in the month after such Form is filed and accepted by the Employer. If a Participant fails to make a Deferral Election within 30 days of initial eligibility to participate, then such Participant may make a Deferral Election and Distribution Election only with respect to Compensation earned in subsequent calendar years, in accordance with Sections 4.1 and 4.2.

4.4	Irrevocable Elections.

Once filed, a Deferral Election Form and a Distribution Election Form shall become irrevocable as of December 31st of the year of filing or, to the extent such forms are filed pursuant to Section 4.3, as of the date filed. Notwithstanding the foregoing, a Deferral Election Form shall, subject to Code Section 409A, automatically terminate upon the Participant’s Separation from Service and pursuant to Section 7.4.

4.5	Unclear Elections.

In any situation in which the Committee is unable to determine the method of payment because of incomplete, unclear, or uncertain instructions in a Participant’s Deferral Election Form or Distribution Election Form, or if no such form is on file with respect to a Participant, then the Participant will be deemed to have elected a lump sum distribution within ninety (90) days following the date of his Separation from Service, death or Disability.

4.6	Matching Contributions.

The Employer shall accrue as a Matching Contribution in a Participant’s Account an amount equal to $.50 for each $1.00 deferred under the Plan, up to a maximum of six percent (6%) of Compensation, less the maximum matching contributions that could be credited to the Participant’s account in the Qualified Retirement Plan. The Committee, in its sole discretion, from time to time may make an additional discretionary Matching Contribution.

ARTICLE V—ACCOUNTS AND ACCOUNT CREDITING

5.1	Establishment of a Participant’s Account.

(a) Bookkeeping Account. The Committee shall cause a bookkeeping Account and appropriate sub-accounts to be established and maintained in the name of each Participant, according to his annual Deferral Election Form for the Plan Year. This Account shall reflect the amount of Participant Deferrals, Matching Contributions and Deemed Earnings credited on behalf of each Participant under this Plan.

(b) Bookkeeping Activity. Participant Deferrals shall be credited to a Participant’s Account on the business day they would otherwise have been made available as cash to the Participant. Matching Contributions shall be credited to a Participant’s Account on the Valuation Date the Employer designates. Deemed Earnings shall be credited or debited to each Participant’s Account, as well as any distributions and any other withdrawals under this Plan, as of a Valuation Date. Accounts shall continue on each Valuation Date until the Participant’s Account is fully distributed under the terms of the Plan.

5.2	Deemed Crediting Options.

The Committee shall establish a portfolio of two or more Deemed Crediting Options, among which a Participant may allocate amounts credited to his Account, which are subject to Participant direction under this Plan. The Committee reserves the right, in its sole and exclusive discretion, to substitute, eliminate and otherwise change this portfolio of Deemed Crediting Options, as well as the right to establish rules and procedures for the selection and offering of these Deemed Crediting Options.

5.3	Allocation Of Account Among Deemed Crediting Options.

(a) Each Participant shall elect the manner in which his Account is divided among the Deemed Crediting Options by giving allocation instructions in a Deferral Election Form supplied by and filed with the Committee; or by such other procedure, including electronic communications, as the Committee may prescribe. A Participant’s election shall specify the percentage of his Account (in any whole percentage) to be deemed to be invested in any Deemed Crediting Option. Such election shall remain in effect until a new election is made.

(b) Amounts credited to a Participant’s Account shall be deemed to be invested in accordance with the most recent effective Deemed Crediting Option election. As of the effective date of any new Deemed Crediting Option election, all or a portion of the Participant’s Account shall be reallocated among the designated Deemed Crediting Options and according to the percentages specified in the new instructions, until and unless subsequent instructions shall be filed and become effective. If the Committee receives a Deemed Crediting Option election, which is unclear, incomplete or improper, the Deemed Crediting Option election then in effect shall remain in effect until the subsequent instruction is clarified, completed or otherwise made acceptable to the Committee.

5.4	Valuation and Risk of Decrease in Value.

The Participant’s Account will be valued on the Valuation Date at fair market value. On such date, Deemed Earnings will be allocated to each Participant’s Account. Each Participant and Designated Beneficiary assumes the risk in connection with any decrease in the fair market value of his Account.

5.5	Limited Function of Committee.

By deferring compensation pursuant to the Plan, each Participant hereby agrees that the Employer and Committee are in no way responsible for or guarantor of the investment results of the Participant’s Account. The Committee shall have no duty to review, or to advise the Participant on, the investment of the Participant’s Account; and in fact, shall not review or advise the Participant thereon. Furthermore, the Committee shall have no power to direct the investment of the Participant’s Account other than promptly to carry out the Participant’s deemed investment instructions when properly completed and transmitted to the Committee and accepted according to its rules and procedures.

ARTICLE VI—VESTING

6.1	Vesting of Participant Deferrals.

A Participant shall be fully vested at all times in Participant Deferrals, as well as Deemed Earnings upon Participant Deferrals, credited to his Participant Deferral Account.

6.2	Vesting of Matching Contributions.

A Participant shall vest ratably in Matching Contributions, as well as Deemed Earnings upon Matching Contributions, credited to his Matching Contribution Account in accordance with the vesting schedule of the Qualified Retirement Plan. Vesting credit for Years of Service shall be determined in accordance with the methods used by the Qualified Retirement Plan.

Notwithstanding the above schedule, a Participant shall become fully vested in his Matching Contribution Account upon death, Disability or a Change of Control. Upon Separation from Service, a Participant shall be entitled to the vested portion of his Matching Contribution Account, and any non-vested portion shall be forfeited.

ARTICLE VII—DISTRIBUTIONS

7.1	Distributions Generally.

A Participant’s Account shall be distributed only in accordance with the provisions of this Article VII. All distributions from Accounts under the Plan shall be made in currency of the United States of America.

7.2	Automatic Distributions.

(a) Participant’s Death. If the Participant dies while employed by the Employer, his Account shall be valued as of the Valuation Date next following his date of death and shall be distributed in a lump sum to his Designated Beneficiary either within ninety (90) days following the date of death or on January 15th of the calendar year following the year in which occurs the date of death, in accordance with his Distribution Election.

(b) Participant’s Disability. If a Participant becomes Disabled while employed by the Employer, his Account shall be valued as of the Valuation Date next following his date of Disability and shall be distributed in a lump sum either within ninety (90) days following the date of Disability or on January 15th of the calendar year following the year in which occurs the date of Disability, in accordance with his Distribution Election.

(c) Separation from Service. If a Participant incurs a Separation from Service, the portion of his vested Account that is distributable at Separation from Service (in accordance with his Distribution Election Form) shall be valued as of the Valuation Date next following his Separation from Service and shall be distributed in a lump sum or in up to ten (10) annual installments commencing within ninety (90) days following his Separation from Service, as elected by the Participantin his Distribution Election Form; provided, however, that any such distribution to a Specified Employee shall commence on the first business day of the seventh month following his Separation from Service and shall be valued as of the Valuation Date immediately preceding the distribution date.

In any distribution in which a Participant has elected or will receive distribution in periodic installments, the amount of each periodic installment shall be determined by applying a formula to the Account in which the numerator is the number one and the denominator is the number of remaining installments to be paid. For example, if a Participant elects 10 annual installments for a Separation from Service distribution, the first payment will be 1/10 of the Account, the second will be 1/9, the third will be 1/8; the fourth will be 1/7 and so on until the Account is entirely distributed.

(d) Change in Control. Within thirty (30) days following a Change in Control, each Participant shall be paid all vested amounts in his Account in a single lump sum. A Participant’s Account shall be valued as of the effective date of the Change in Control.

7.3	In-Service Distributions.

If a Participant so elects in his Distribution Election Form for a Plan Year, he can receive an In-Service Distribution of all or any portion of Participant Deferrals for such Plan Year as soon as three (3) years after the end of the deferral Plan Year, plus Deemed Earnings thereon, but such distribution shall not include any Matching Contribution or Deemed Earnings on such Matching Contributions. An In-Service Distribution will be made in a single lump-sum payment or in up to five (5) annual installments, as elected by the Participant, commencing within ninety (90) days after the distribution date specified in the Distribution Election Form, and shall be valued as of the Valuation Date at the end of the month preceding the month in which payment is made. Any amounts scheduled as an In-Service Distribution which have not been distributed as of the date the Participant becomes entitled to a distribution under Section 7.2 shall be paid in accordance with the provisions of that Section.

7.4	Distributions Resulting from Unforeseeable Emergency.

A Participant may request that all or a portion of his Account be distributed at any time prior to Separation from Service (or an In-Service Distribution elected by the Participant) by submitting a written request to the Committee, provided that (i) the Participant has incurred an Unforeseeable Emergency, (ii) the distribution is necessary to alleviate such Unforeseeable Emergency, and (iii) the need with respect to an Unforeseeable Emergency cannot be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship) or by cessation of deferrals under the Plan. The Committee shall determine in its sole and exclusive discretion whether or not (i) a Participant has an Unforeseeable Emergency, (ii) to make a distribution due to Unforeseeable Emergency, and (iii) to make any other determinations under this Section 7.4.

Such distribution shall be limited to an amount reasonably necessary to satisfy such Unforeseeable Emergency, (which may include amounts necessary to pay taxes or penalties reasonably anticipated as a result of the distribution), after taking into account cancellation of a Deferral Election. Such distribution shall be made as soon as administratively practicable. The Balance not distributed from the Participant’s Account shall remain in the Plan. Such distributions will be made in compliance with Code Section 409A. If a Participant receives a distribution under this Section, his Deferral Election shall automatically terminate as soon as administratively practicable. Such Participant, if eligible to participate in the Plan pursuant to Article III, may make a Deferral Election for a subsequent Plan Year in accordance with Article IV.

7.5	Distributions of Small Accounts.

Notwithstanding any election to the contrary, if at any time the value of the Participant’s Account (and any other nonqualified deferred compensation benefit that must be aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2)) does not exceed the limit in effect under Code Section 402(g)(1)(B) ($17,500 in 2014), then the Committee may require, in its discretion, that the entire Account be distributed in the form of a single lump sum. If the value of a Participant’s Account is zero upon the Valuation Date of any distribution, the Participant shall be deemed to have received a distribution of such Account and his participation in the Plan shall terminate. Notwithstanding the foregoing, no distribution will be made to the extent such distribution would violate the requirements of Code Section 409A and its underlying regulations.

ARTICLE VIII—ADMINISTRATION AND CLAIMS PROCEDURE

8.1	Duties of the Employer.

The Employer shall have overall responsibility for the establishment, amendment, termination, administration, and operation of the Plan. The Employer shall discharge this responsibility by the appointment and removal (with or without cause) of the members of the Committee, to which is delegated overall responsibility for administering, managing and operating the Plan.

8.2	The Committee.

The Committee shall consist of one or more members who shall be appointed by, and may be removed by, the Employer, and one of whom (who must be an officer of the Employer) shall be designated by the Employer as Chairman of the Committee. In the absence of such appointment, the Employer shall serve as the Committee. The Committee shall consist of officers or other Employees of the Employer, or any other persons who shall serve at the request of the Employer. Any member of the Committee may resign by delivering a written resignation to the Employer and to the Committee, and this resignation shall become effective upon the date specified therein. The members of the Committee shall serve at the will of the Employer, and the Employer may from time to time remove any Committee member with or without cause and appoint their successors. In the event of a vacancy in membership, the remaining members shall constitute the Committee with full order to act.

8.3	Committee’s Powers and Duties to Enforce Plan.

The Committee shall be the “Administrator” and “Named Fiduciary” only to the extent required by ERISA for top-hat plans and shall have the complete control and authority to enforce the Plan on behalf of any and all persons having or claiming any interest in the Plan in accordance with its terms. The Committee, in its sole and absolute discretion, shall interpret the Plan and shall determine all questions arising in the administration and application of the Plan, including the ability to remedy any ambiguities and inconsistencies in the Plan. Any such interpretation by the Committee shall be final, conclusive and binding on all persons.

8.4	Organization of the Committee.

The Committee shall act by a majority of its members at the time in office. Committee action may be taken either by a vote at a meeting or by written consent without a meeting. The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Committee. The Committee shall notify the Employer, in writing, of such authorization and the name or names of its member or members so designated in such cases. The Employer thereafter shall accept and rely on any documents executed by said member of the Committee or members as representing action by the Committee until the Committee shall file with the Employer a written revocation of such designation. The Committee may adopt such by-laws and regulations, as it deems desirable for the proper conduct of the Plan and to change or amend these by-laws and regulations from time to time. With the permission of the Employer, the Committee may employ and appropriately compensate accountants, legal counsel, benefit specialists, actuaries, plan administrators and record keepers and any other persons as it deems necessary or desirable in connection with the administration and maintenance of the Plan. Such professionals and advisors shall not be considered members of the Committee for any purpose.

8.5	Limitation of Liability.

(a) No member of the Board of Directors, the Employer and no officer or Employee of the Employer shall be liable to any Employee, Participant, Designated Beneficiary or any other person for any action taken or act of omission in connection with the administration or operation of this Plan unless attributable to his own fraud or willful misconduct. Nor shall the Employer be liable to any Employee, Participant, Designated Beneficiary or any other person for any such action taken or act of omission unless attributable to fraud, gross negligence or willful misconduct on the part of a Director, officer or Employee of the Employer. Moreover, each Participant, Designated Beneficiary, and any other person claiming a right to payment under the Plan shall only be entitled to look to the Employer for payment, and shall not have the right, claim or demand against the Committee (or any member thereof), any Director, Officer or Employee of the Employer.

(b) To the fullest extent permitted by the law and subject to the Employer’s Certificate of Incorporation and By-laws, the Employer shall indemnify the Committee, each of its members, and the Employer’s officers and Directors (and any Employee involved in carrying out the functions of the Employer under the Plan) for part or all expenses, costs, or liabilities arising out of the performance of duties required by the terms of the Plan agreement, except for those expenses, costs, or liabilities arising out of a member’s fraud, willful misconduct or gross negligence.

8.6	Committee Reliance on Records and Reports.

The Committee shall be entitled to rely upon certificates, reports, and opinions provided by an accountant, tax or pension advisor, actuary or legal counsel employed by the Employer or Committee. The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan. The regularly kept records of the Committee and the Employer shall be conclusive evidence of the service of a Participant, Compensation, age, marital status, status as an Employee, and all other matters contained therein and relevant to this Plan. The Committee, in any of its dealings with Participants hereunder, may conclusively rely on any Deferral Election Form, Distribution Election Form, written statement, representation, or documents made or provided by such Participants.

8.7	Costs of the Plan.

All the costs and expenses for maintaining the administration and operation of the Plan shall be borne by the Employer unless the Employer shall give notice (that Plan Participants bear this expense, in whole or in part) to: (a) Eligible Participants at the time they become a Participant by completion and filing of a Deferral Election Form; or (b) to existing Participants during annual re-enrollment. Such notice shall detail the administrative expense to be assessed a Plan Participant, how that expense will be assessed and allocated to the Participant Accounts, and any other important information concerning the imposition of this administrative expense. This administration charge, if any, shall operate as a reduction to the bookkeeping Account of a Participant or his designated Beneficiary, and in the absence of specification otherwise shall reduce the Account, and be charged annually during the month of January.

8.8	Claims Procedure.

(a) Claim. Benefits shall be paid in accordance with the terms of this Plan. A Participant, Designated Beneficiary or any person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Employer, setting forth his claim. The request must be addressed to the Committee care of Secretary of Host Hotels & Resorts, Inc. (the “Secretary”) at its then principal place of business.

(b) Claim Decision. Upon the receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. However, the Committee may extend the reply period for an additional ninety (90) days for reasonable cause; provided that the Committee notify the Claimant of such extension. If such extension is required, written notice shall be furnished to the Claimant within 90 days of the date the claim was filed stating the reasons requiring an extension and the date by which a decision on the claim can be expected which shall be no more than 180 days from the date the claim was filed. If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i)	The specific reason or reasons for such denial;
(ii)	The specific reference to pertinent provisions of this Plan on which such denial is based;
(iii)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;
(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;
(v)	The time limits for requesting a review under Subsection C and for review under Subsection D hereof; and
(vi)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review.

(c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Employer review the determination of the Committee. Such request must be addressed to the Secretary of the Employer, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Employer. The Claimant may also review and/or copy free of charge pertinent Plan documents, records and other information relevant to the claim. If the Claimant does not request a review of the Committee’s determination by the Secretary within such sixty (60) day period, he shall be barred and estopped from challenging the Committee’s determination.

(d) Review of Decision. Within sixty (60) days after the Secretary’s receipt of a request for review, he will review the Committee’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If the Claim is denied, such response will contain a statement that the Claimant is entitled upon request to receive free of charge reasonable access to and copies of all documents, records and other information relevant to Claimant’s claim and of Claimant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. The decision of the Secretary shall be conclusive, final and binding in all respects on all parties, including the Employer and the Claimant. Benefits shall be paid only if the Secretary determines that the Claimant is entitled to them.

8.9	Litigation.

In the event of any dispute of benefits under this Plan, all remedies available to the Claimant under Section 8.8 must be exhausted before legal recourse of any type may be sought, and any such action must be brought within 90 days of the Secretary’s final determination under Section 8.8. It shall not be necessary to join the Employer as a party in any action or judicial proceeding affecting the Plan. No Participant or Designated Beneficiary or any other person claiming under the Plan shall be entitled to service of process or notice of such action or proceeding, except as may be expressly required by law. Any final judgment in such action or proceeding shall be binding on all Claimants.

ARTICLE IX—AMENDMENT, TERMINATION & REORGANIZATION

9.1	Amendment.

The Board of Directors, or a duly authorized committee thereof, in accordance with its by-laws, reserves the right to amend the Plan. However, no amendment to the Plan shall be effective to the extent that it has the effect of decreasing a Participant’s (or Designated Beneficiary’s) accrued benefit prior to the date of the amendment.

9.2	Amendment Required By Law.

Notwithstanding Section 9.1, the Plan may be amended at any time, if in the opinion of the Employer, such amendment is necessary to ensure the Plan is treated as a nonqualified plan of deferred compensation under the Code and ERISA, or to bring it into conformance with Treasury or SEC regulations or requirements for such plans. This includes the right to amend this Plan so that any Trust created in conjunction with this Plan will be treated as a grantor Trust under Sections 671 through 679 of the Code, and to otherwise conform the Plan provisions and such Trust, if applicable, to the requirements of any applicable law. Additionally, if and to the extent the Employer shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Section 409A of the Code or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith, the Employer shall have authority to take such action to amend, modify, cancel or terminate the Plan as it deems necessary or advisable, including without limitation any amendment or modification of the Plan to conform the Plan to the requirements of Section 409A of the Code or any regulations or other guidance thereunder (including, without limitation, any amendment or modification of the terms of any applicable to any Participant’s Accounts regarding the timing or form of payment).

Any other provision of the Plan to the contrary notwithstanding, in the event that the Internal Revenue Service prevails in its claims that amounts contributed to the Plan, and/or earnings thereon, constitute taxable income to the Participant or his Designated Beneficiary for any taxable year of his, prior to the taxable year in which such contributions and/or earnings are distributed to the Participant or Beneficiary, or in the event that legal counsel satisfactory to the Employer, the trustee and the applicable Participant or Beneficiary renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the amount subject to such income tax shall be immediately distributed to the Participant or Beneficiary.

Any such amendment, modification, cancellation, or termination of the Plan may adversely affect the rights of a Participant without the Participant’s consent.

9.3	Termination.

The Employer intends to continue the Plan indefinitely. However, the Board of Directors or a duly authorized committee thereof, in accordance with its by-laws, reserves the right to terminate the Plan at any time. However, no such termination shall deprive any Participant or Designated Beneficiary of a right accrued under the Plan prior to the date of termination.

In the event of a Plan termination, the Employer shall distribute Accounts in accordance with the requirements of Treas. Reg. §1.409A-3(j)(4)(ix).

9.4	Consolidation/Merger.

The Employer shall not enter into any consolidation or merger without the guarantee and assurance of the successor or surviving company or companies to the obligations contained under the Plan. Should such consolidation or merger occur, the term “Employer” as defined and used in this Agreement shall refer to the successor or surviving company.

ARTICLE X—GENERAL PROVISIONS

10.1	Applicable Law.

Except insofar as the law has been superseded by Federal law, Maryland law shall govern the construction, validity and administration of this Plan as created by this Agreement. The parties to this Agreement intend that this Plan shall be a nonqualified unfunded plan of deferred compensation without plan assets and any ambiguities in its construction shall be resolved in favor of an interpretation which will affect this intention.

10.2	Benefits Not Transferable or Assignable.

Benefits under the Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefits shall be void, nor shall any such benefits be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to them. However, a Participant may name a recipient for any benefits payable or which would become payable to a Participant upon his death. This Section shall also apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, including a qualified domestic relations order under Section 414(p) of the Code. In addition, the following actions shall not be treated or construed as an assignment or alienation: (a) Plan Contribution or distribution tax withholding; (b) recovery of distribution overpayments to a Participant or Designated Beneficiary; (c) direct deposit of a distribution to a Participant’s or Designated Beneficiary’s banking institution account; or (d) transfer of Participant rights from one Plan to another Plan, if applicable.

The Employer may bring an action for a declaratory judgment if a Participant’s, Designated Beneficiary’s or any Beneficiary’s benefits hereunder are attached by an order from any court. The Employer may seek such declaratory judgment in any court of competent jurisdiction to:

(i)	determine the proper recipient or recipients of the benefits to be paid under the Plan;
(ii)	protect the operation and consequences of the Plan for the Employer and all Participants; and

(iii)	request any other equitable relief the Employer in its sole and exclusive judgment may feel appropriate.

Benefits which may become payable during the pendency of such an action shall, at the sole discretion of the Employer, either be:

(iv)	paid into the court as they become payable or
(v)	held in the Participant’s or Designated Beneficiary’s Account subject to the court’s final distribution order.
10.3	Not an Employment Contract.

The Plan is not and shall not be deemed to constitute a contract between the Employer and any Employee, or to be a consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall give or be deemed to give an Employee the right to remain in the employment of the Employer or to interfere with the right to be retained in the employ of the Employer, any legal or equitable right against the Employer, or to interfere with the right of the Employer to discharge any Employee at any time. It is expressly understood by the parties hereto that this Agreement relates to the payment of deferred compensation for the Employee’s services, generally payable after separation from employment with the Employer, and is not intended to be an employment contract.

10.4	Notices.

Any communication, benefit payment, statement of notice addressed to a Participant or Designated Beneficiary at the last post office address as shown on the Employer’s records shall be binding on the Participant or Designated Beneficiary for all purposes of the Plan. The Employer shall not be obligated to search for any Participant or Designated Beneficiary beyond sending a registered letter to such last known address.

10.5	Severability.

The Plan as contained in the provisions of this Agreement constitutes the entire Agreement between the parties. If any provision or provisions of the Plan shall for any reason be invalid or unenforceable, the remaining provisions of the Plan shall be carried into effect, unless the effect thereof would be to materially alter or defeat the purposes of the Plan. All terms of the plan and all discretion granted hereunder shall be uniformly and consistently applied to all the Employees, Participants and Designated Beneficiaries.

10.6	Participant is General Creditor with No Rights to Assets.

(a) The payments to the Participant or his Designated Beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer, no person shall have any interest in any such assets b y virtue of the provisions of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer; no such person shall have nor require any legal or equitable right, or claim in or to any property or assets of the Employer. The Employer shall not be obligated under any circumstances to fund obligations under this Agreement.

(b) The Employer at its sole discretion and exclusive option, may acquire and/or set-aside assets or funds, in a trust or otherwise, to support its financial obligations under this Plan. No such trust established for this purpose shall be established in or transferred to a location that would cause it to be deemed to be an “offshore trust” for purposes of Code Section 409A (b)(1). No such acquisition or set-aside shall impair or derogate from the Employer’s direct obligation to a Participant or Designated Beneficiary under this Plan. However, no Participant or Designated Beneficiary shall be entitled to receive duplicate payments of any Accounts provided under the Plan because of the existence of such assets or funds.

(c) In the event that, in its discretion, the Employer purchases an asset(s) or insurance policy or policies insuring the life of the Participant to allow the Employer to recover the cost of providing benefits, in whole or in part hereunder, neither the Participant, Designated Beneficiary nor any other beneficiary shall have any rights whatsoever therein in such assets or in the proceeds therefrom. The Employer shall be the sole owner and beneficiary of any such assets or insurance policy and shall possess and may exercise all incidents of ownership therein. No such asset or policy, policies or other property shall be held in any trust for the Participant or any other person nor as collateral security for any obligation of the Employer hereunder. Nor shall any Participant’s participation in the acquisition of such assets or policy or policies be a representation to the Participant, Designated Beneficiary or any other beneficiary of any beneficial interest or ownership in such assets, policy or policies. A Participant may be required to submit to medical examinations, supply such information and to execute such documents as may be required by an insurance carrier or carriers (to whom the Employer may apply from time to time) as a precondition to participate in the Plan.

10.7	No Trust Relationship Created.

Nothing contained in this Agreement shall be deemed to create a trust of any kind or create any fiduciary relationship between the Employer and the Participant, Designated Beneficiary, other beneficiaries of the Participant, or any other person claiming through the Participant. Funds allocated hereunder shall continue for all purposes to be part of the general assets and funds of the Employer and no person other than the Employer shall, by virtue of the provisions of this Plan, have any beneficial interest in such assets and funds. The creation of a grantor Trust (so called “Rabbi Trust”) under the Code (owned by and for the benefit of the Employer) to hold such assets or funds for the administrative convenience of the Employer shall not give nor be a representation to a Participant, Designated Beneficiary, or any other person, of a property or beneficial ownership interest in such Trust assets or funds even though the incidental advantages or benefits of the Trust to Plan Participants may be communicated to them.

10.8	Limitations on Liability of the Employer.

Neither the establishment of the Plan nor any modification hereof nor the creation of any Account under the Plan nor the payment of any benefits under the Plan shall be construed as giving to any Participant or any other person any legal or equitable right against the Employer or any Director, officer or Employee thereof except as provided by law or by any Plan provision.

10.9	Agreement Between Employer and Participant Only.

This Agreement is solely between the Employer and Participant. The Participant, Designated Beneficiary, estate or any other person claiming through the Participant, shall only have recourse against the Employer for enforcement of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and the Participant, successors, heirs, executors, administrators and beneficiaries.

10.10	Independence of Benefits.

The benefits payable under this Agreement are for services already rendered and shall be independent of, and in addition to, any other benefits or compensation, whether by salary, bonus, fees or otherwise, payable to the Participant under any compensation and/or benefit arrangements or plans, incentive cash compensations and stock plans and other retirement or welfare benefit plans, that now exist or may hereafter exist from time to time.

10.11	Unclaimed Property.

Except as may be required by law, the Employer may take any of the following actions if it gives notice to a Participant or Designated Beneficiary of an entitlement to benefits under the Plan, and the Participant or Designated Beneficiary fails to claim such benefit or fails to provide their location to the Employer within three (3) calendar years of such notice:

(a) Direct distribution of such benefits, in such proportions as the Employer may determine, to one or more or all, of a Participant’s next of kin, if their location is known to the Employer;

(b) Deem this benefit to be a forfeiture and paid to the Employer if the location of a Participant’s next of kin is not known. However, the Employer shall pay the benefit, unadjusted for gains or losses from the date of such forfeiture, to a Participant or Designated Beneficiary who subsequently makes proper claim to the benefit.

The Employer shall not be liable to any person for payment pursuant to applicable state unclaimed property laws.

10.12	Required Tax Withholding and Reporting.

The Employer shall withhold and report Federal, state and local income and payroll tax amounts on all Contributions to and distributions and withdrawals from a Participant’s Account as may be required by law from time to time.

10.13	Section 409A Compliance

To the extent applicable, this Plan shall be interpreted in accordance with Internal Revenue Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Employer determines that any compensation or benefits payable under this Plan do not comply with Code Section 409A and related Department of Treasury guidance, the Employer may amend the Plan or take such other actions as the Employer deems necessary or appropriate to comply with the requirements of Code Section 409A while preserving the economic agreement of the parties.

IN WITNESS WHEREOF, the Company has caused its officer, duly authorized by the Compensation Policy Committee of the Board of Directors, to execute the Plan on this 16th day of December, 2013.

HOST HOTELS & RESORTS, INC.
By:	/s/ ELIZABETH A. ABDOO
Name:	Elizabeth A. Abdoo
Title:	Executive Vice President,
General Counsel and Corporate Secretary